Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. First Quarter Earnings Surge
Strong Demand for FedEx Express International and FedEx Ground Services
FedEx Freight to Combine LTL Operations
MEMPHIS, Tenn., September 16, 2010 ... FedEx Corp. (NYSE: FDX) today reported earnings of $1.20 per diluted share for the first quarter ended August 31, up 107% from $0.58 per diluted share a year ago.
“Strong demand for our services resulted in higher volumes and better revenue per shipment at FedEx Express and FedEx Ground,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “This increased demand comes from improved global economic conditions and the benefit provided by the strength and flexibility of our unparalleled global networks, which we’ve improved during the downturn to deliver even more reliability and value to our customers.”
First Quarter Results
FedEx Corp. reported the following consolidated results for the first quarter:
•	Revenue of $9.46 billion, up 18% from $8.01 billion the previous year

•	Operating income of $628 million, up 99% from $315 million last year

•	Operating margin of 6.6%, up from 3.9% the previous year

•	Net income of $380 million, up 110% from $181 million a year ago
Earnings increased as a result of strong FedEx International Priority® (IP) growth at FedEx Express, continued growth at FedEx Ground and a benefit from the net impact of higher fuel surcharges. The reinstatement of certain employee compensation programs, higher pension, medical and aircraft maintenance expenses, and an operating loss at FedEx Freight dampened the quarter’s solid results.
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FedEx Freight to Combine Operations
FedEx will combine its FedEx Freight and FedEx National LTL operations effective January 30, 2011. This action will increase efficiencies and reduce operational costs. Additionally, it will provide customers a choice of priority or economy less-than-truckload (LTL) freight services across all lengths of haul from one integrated company. This change, along with the company’s ongoing yield management initiatives, is expected to substantially improve the profitability of the FedEx Freight segment in fiscal 2012.
The estimated cost of this program is $150 to $200 million, primarily related to charges that will be recorded in the second and third quarters of fiscal 2011. These charges will include severance costs associated with personnel reductions, lease terminations and certain non-cash charges. The net cash effect from the one-time cost of these actions is expected to be immaterial over time due to anticipated proceeds from asset sales. As a result of this combination, headcount is expected to be reduced by approximately 1,700 full-time employees and approximately 100 facilities will be closed.
Outlook
FedEx projects earnings to be $1.15 to $1.35 per diluted share in the second quarter and $4.80 to $5.25 per diluted share for fiscal 2011, up from the company’s previous estimate of $4.60 to $5.20 per diluted share. This guidance excludes any FedEx Freight combination costs, and also assumes the current market outlook for fuel prices and continued moderate growth in the global economy. The company reported earnings of $1.10 per diluted share in last year’s second quarter. The capital spending forecast for fiscal 2011 has increased to $3.5 billion, primarily due to anticipated aircraft purchases for continued international growth.
The earnings ranges above exclude the costs from the FedEx Freight combination. Including the expected cost of this program, $0.14 to $0.18 per diluted share for the second quarter and $0.30 to $0.40 per diluted share for fiscal 2011, earnings are expected to be $0.97 to $1.21 per diluted share for the second quarter and $4.40 to $4.95 per diluted share for fiscal 2011. The actual cost will be dependent on the number and timing of employee departures and lease terminations.
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“We expect continued strong demand for our package transportation services through at least December,” said Alan B. Graf, Jr., FedEx Corp. executive vice president and chief financial officer. “Shippers of high value-added goods, especially in the technology sector, know that we have unmatched air express capacity to deliver quickly and reliably for them, even when demand surges. We expect the yield improvement initiatives we have underway, coupled with the current high utilization of our planes, vehicles and facilities, will drive higher earnings, margins and returns.”
FedEx Express Segment
For the first quarter, the FedEx Express segment reported:
•	Revenue of $5.91 billion, up 20% from last year’s $4.92 billion

•	Operating income of $357 million, up 243% from $104 million a year ago

•	Operating margin of 6.0%, up from 2.1% the previous year
IP average daily package volume increased 19%, led by exports from Asia. IP revenue per package grew 4% primarily due to higher fuel surcharges and weight per package. IP Freight pounds increased 41%, led by exports from Latin America, Asia and the U.S., with revenue per pound up 10%. U.S. domestic revenue per package grew 7% due to higher fuel surcharges, weight per package and rate per pound, while average daily package volume increased 3%.
Operating profit and margin improvements were driven by volume and yield growth, particularly in higher margin IP package and freight services, along with a benefit from the net impact of higher fuel surcharges. Results also include higher compensation, benefits and aircraft maintenance expenses.
FedEx Express added a tenth daily scheduled transpacific flight in August, and an eleventh such flight earlier this week, providing needed capacity between Asia and the United States. There are currently six Boeing 777Fs operating on strategic, long-range international routes, providing best-in-market cut-off times. Two additional Boeing 777Fs, delivered in August, are scheduled to go into international service in October.
FedEx Ground Segment
For the first quarter, the FedEx Ground segment reported:
•	Revenue of $1.96 billion, up 13% from last year’s $1.73 billion

•	Operating income of $287 million, up 37% from $209 million a year ago

•	Operating margin of 14.6%, up from 12.1% the previous year
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FedEx Ground average daily package volume grew 7% in the first quarter driven by increases in the business-to-business market and FedEx Home Delivery. Yield increased 5% primarily due to higher fuel surcharges and package weight. FedEx SmartPost average daily volume increased 9%, with net yield increasing 19%. The increase in FedEx SmartPost yield was primarily due to lower postage costs as a result of increased deliveries to U.S. Postal Service final destination facilities and increased fuel surcharges.
Operating income and margin increased due to higher package yield and volume, as well as a benefit from the net impact of higher fuel surcharges and lower self-insurance expenses.
FedEx Freight Segment
For the first quarter, the FedEx Freight segment reported:
•	Revenue of $1.26 billion, up 28% from last year’s $982 million

•	Operating loss of $16 million, compared with operating income of $2 million a year ago

•	Operating margin of (1.3%), compared with 0.2% the previous year
LTL average daily shipments increased 29% and yield declined 3% year over year primarily due to the effects of discounted pricing in contracts signed in fiscal 2010. However, yields increased 4% from the fourth quarter as a result of the company’s recent yield management initiatives to improve pricing.
Operating losses in the quarter were driven by lower yields and higher volume-related costs, as significantly higher shipment levels required increased purchased transportation and other expenses.
FedEx Services Segment
FedEx Services segment revenue for the first quarter, which included the operations of FedEx Office, was down 8% year over year, due to the September 1, 2009 realignment of FedEx SupplyChain Systems into the FedEx Express segment and declines in copy product revenues.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services.
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With annual revenues of $36 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 280,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and first quarter fiscal 2011 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on September 16 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com
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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the expected costs of the combination of FedEx Freight and FedEx National LTL operations from our earnings guidance will allow more accurate comparisons to prior periods of our expected operating performance in fiscal 2011. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.
Fiscal 2011 Second Quarter and Full-Year Earnings Guidance

	Q2 Diluted	FY 2011 Diluted
	EPS Guidance	EPS Guidance

Non-GAAP Measure	$1.15 to $1.35	$4.80 to $5.25

FedEx Freight Combination Costs	(0.18 to 0.14)	(0.40 to 0.30)

GAAP Measure	$0.97 to $1.21	$4.40 to $4.95

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FEDEX CORP. FINANCIAL HIGHLIGHTS
First Quarter Fiscal 2011
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended
	August 31
	2010	2009	%
Revenue:
FedEx Express segment	$5,912	$4,924	20%
FedEx Ground segment	1,961	1,730	13%
FedEx Freight segment	1,258	982	28%
FedEx Services segment	415	451	(8%)
Other & eliminations	(89)	(78)	NM

Total Revenue	9,457	8,009	18%

Operating Expenses:
Salaries and employee benefits	3,803	3,377	13%
Purchased transportation	1,327	1,054	26%
Rentals and landing fees	601	578	4%
Depreciation and amortization	479	495	(3%)
Fuel	887	666	33%
Maintenance and repairs	517	401	29%
Other	1,215	1,123	8%

Total Operating Expenses	8,829	7,694	15%

Operating Income (Loss):
FedEx Express segment	357	104	243%
FedEx Ground segment	287	209	37%
FedEx Freight segment	(16)	2	NM

Total Operating Income	628	315	99%

Other Income (Expense):
Interest, net	(18)	(18)	NM
Other, net	(7)	(3)	NM

Total Other Income (Expense)	(25)	(21)	NM

Income Before Income Taxes	603	294	105%

Provision for Income Taxes	223	113	97%

Net Income	$380	$181	110%

Diluted Earnings Per Share	$1.20	$0.58	107%

Weighted Average Common and Common Equivalent Shares	315	312	1%

Capital Expenditures	$1,012	$880	15%

Average Full-Time Equivalents (in thousands)	252	239	5%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
First Quarter Fiscal 2011
(In millions)

	August 31, 2010
	(Unaudited)	May 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$1,709	$1,952
Receivables, less allowances	4,135	4,163
Spare parts, supplies and fuel, less allowances	377	389
Deferred income taxes	529	529
Prepaid expenses and other	286	251

Total current assets	7,036	7,284

Property and Equipment, at Cost	31,773	31,302
Less accumulated depreciation and amortization	17,094	16,917

Net property and equipment	14,679	14,385

Other Long-Term Assets
Goodwill	2,211	2,200
Other assets	1,286	1,033

Total other long-term assets	3,497	3,233

	$25,212	$24,902

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities
Current portion of long-term debt	$251	$262
Accrued salaries and employee benefits	1,081	1,146
Accounts payable	1,423	1,522
Accrued expenses	1,786	1,715

Total current liabilities	4,541	4,645

Long-Term Debt, Less Current Portion	1,668	1,668

Other Long-Term Liabilities
Deferred income taxes	902	891
Pension, postretirement healthcare and other benefit obligations	1,693	1,705
Self-insurance accruals	960	960
Deferred lease obligations	828	804
Deferred gains, principally related to aircraft transactions	263	267
Other liabilities	152	151

Total other long-term liabilities	4,798	4,778

Commitments and Contingencies

Common Stockholders’ Investment
Common stock, $0.10 par value, 800 million shares authorized	31	31
Additional paid-in capital	2,302	2,261
Retained earnings	14,270	13,966
Accumulated other comprehensive loss	(2,386)	(2,440)
Treasury stock, at cost	(12)	(7)

Total common stockholders’ investment	14,205	13,811

	$25,212	$24,902

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
First Quarter Fiscal 2011
(In millions)
(Unaudited)

	Three Months Ended
	August 31
	2010	2009

Operating Activities:
Net income	$380	$181
Noncash charges:
Depreciation and amortization	479	495
Other, net	98	122
Changes in operating assets and liabilities, net	(161)	100

Net cash provided by operating activities	796	898

Investing Activities:
Capital expenditures	(1,012)	(880)
Proceeds from asset dispositions and other	3	26

Net cash used in investing activities	(1,009)	(854)

Financing Activities:
Principal payments on debt	(12)	(508)
Dividends paid	(38)	(34)
Other, net	9	(8)

Net cash used in financing activities	(41)	(550)

Effect of exchange rate changes on cash	11	3

Net decrease in cash and cash equivalents	(243)	(503)

Cash and cash equivalents at beginning of period	1,952	2,292

Cash and cash equivalents at end of period	$1,709	$1,789

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2010	2009	%
FINANCIAL HIGHLIGHTS
Revenue	$5,912	$4,924	20%
Operating Expenses:
Salaries and employee benefits	2,258	2,043	11%
Purchased transportation	369	255	45%
Rentals and landing fees	403	385	5%
Depreciation and amortization	255	252	1%
Fuel	754	571	32%
Maintenance and repairs	352	261	35%
Intercompany charges	513	469	9%
Other	651	584	11%

Total Operating Expenses	5,555	4,820	15%

Operating Income	$357	$104	243%

Operating Margin	6.0%	2.1%	3.9	pts

OPERATING STATISTICS
Operating Weekdays	65	65	—

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):
U.S. Overnight Box	1,168	1,128	4%
U.S. Overnight Envelope	624	617	1%
U.S. Deferred	846	823	3%

Total U.S. Domestic Package	2,638	2,568	3%
International Priority	566	475	19%
International Domestic	323	293	10%

Total Average Daily Packages	3,527	3,336	6%

Average Daily Freight Pounds (000s):
U.S.	6,908	6,584	5%
International Priority	3,027	2,142	41%
International Airfreight	1,240	1,297	(4%)

Total Avg Daily Freight Pounds	11,175	10,023	11%

YIELD
Revenue Per Package:
U.S. Overnight Box	$19.65	$18.16	8%
U.S. Overnight Envelope	10.64	10.17	5%
U.S. Deferred	12.01	11.23	7%

Total U.S. Domestic Package	15.07	14.02	7%
International Priority	53.70	51.61	4%
International Domestic	7.04	7.05	(0%)

Composite Package Yield	$20.52	$18.76	9%

Revenue Per Freight Pound:
U.S.	$1.16	$1.05	10%
International Priority	2.06	1.87	10%
International Airfreight	0.87	0.72	21%

Composite Freight Yield	$1.38	$1.18	17%

Average Full-Time Equivalents (000s)	132	125	6%

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2010	2009	%
FINANCIAL HIGHLIGHTS
Revenue	$1,961	$1,730	13%

Operating Expenses:
Salaries and employee benefits	307	282	9%
Purchased transportation	782	693	13%
Rentals	62	58	7%
Depreciation and amortization	82	85	(4%)
Fuel	1	1	—
Maintenance and repairs	44	38	16%
Intercompany charges	221	184	20%
Other	175	180	(3%)

Total Operating Expenses	1,674	1,521	10%

Operating Income	$287	$209	37%

Operating Margin	14.6%	12.1%	2.5	pts

OPERATING STATISTICS
Operating Weekdays	65	65	—

Average Daily Package Volume (000s)
FedEx Ground	3,534	3,311	7%
FedEx SmartPost	1,100	1,009	9%

Yield (Revenue Per Package)
FedEx Ground	$7.99	$7.60	5%
FedEx SmartPost	$1.68	$1.41	19%

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2010	2009	%
FINANCIAL HIGHLIGHTS
Revenue	$1,258	$982	28%

Operating Expenses:
Salaries and employee benefits	600	507	18%
Purchased transportation	204	118	73%
Rentals and landing fees	34	29	17%
Depreciation and amortization	48	55	(13%)
Fuel	131	94	39%
Maintenance and repairs	46	34	35%
Intercompany charges	109	52	110%
Other	102	91	12%

Total Operating Expenses	1,274	980	30%

Operating (Loss) Income	($16)	$2	NM

Operating Margin	(1.3%)	0.2%	(1.5	pts)

OPERATING STATISTICS
LTL Operating Weekdays	65	65	—

LTL Shipments Per Day (000s)	91.8	71.4	29%
Weight Per LTL Shipment (lbs)	1,134	1,109	2%
LTL Revenue/CWT	$17.32	$17.87	(3%)